Exhibit 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 07/07/2005
FILED 11:30 AM 07/07/2005
SRV 050565580 - 3379687 FILE

STATE OF DELAWARE

CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
of
WORLDWATER CORP.

First:              That at a meeting of the Board of Directors of WorldWater Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the following two articles:

Article numbered ‘One’ so that, as amended, said Article shall be and read as follows:

“Name of Corporation:”  The name of the corporation is: WorldWater & Power Corp.

Article numbered ‘Four’ so that, as amended, said Article shall be and read as follows:

“Authorized Capital. The total number of shares that may be issued by the Corporation is two hundred ten million (210,000,000), of which:

a)            two hundred million (200,000,000) shares with a par value of one-tenth of one cent ($.001) per share shall be designated as Common Stock; AND

b)            ten million (10,000,000) shares with a par value of one cent ($. 01) per share shall be designated as Preferred Stock.

The designations, preferences and relative participations, options or other rights or qualifications, limitations or restrictions thereof shall be fixed by resolution of the Board of Directors.”

Second:          That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third:            That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth:          That the capital of said corporation shall not be reduced under or by reason of said amendment.

WORLDWATER CORP.

Dated: June 29, 2005	By:	/s/ Quentin T. Kelly
	Name:	QUENTIN T. KELLY
	Title:	Chairman & CEO